Exhibit 99.1

SPHERIX	Investor Relations Phone: (301) 897-2564 Email: info@spherix.com

SPHERIX ANNOUNCES REGISTERED DIRECT OFFERING OF $1.15 MILLION

BETHESDA, MD (February 2, 2012) — Spherix Incorporated (NASDAQ: SPEX) — an innovator in biotechnology for therapy in diabetes, metabolic syndrome and atherosclerosis, and provider of technical and regulatory consulting services to food, supplement, biotechnology and pharmaceutical companies, today announced that it has entered into definitive agreements to sell $1.15 million of shares of its common stock and warrants to purchase shares of its common stock in a registered direct offering to institutional investors.  Spherix will issue an aggregate of 1,064,815 shares of common stock to the institutional investors together with warrants to purchase an additional 212,963 shares of common stock.

Each investor will receive one (1) share of common stock and a warrant to purchase 0.2 shares of common stock for a purchase price of $1.08.  The warrants have an exercise price of $1.40 per share, and are exercisable 6 months after issuance and terminate 66 months after the date of issuance.

The Company intends to use the net proceeds from the offering to continue the development of SPX-106T; for general development and commercialization efforts, including the possibility of obtaining by license or acquisition other clinical stage compounds/orphan drugs; as well as general corporate purposes.

The closing of the offering is expected to occur on February 7, 2012, or earlier, subject to customary closing conditions, at which time Spherix will receive the cash proceeds and deliver the securities.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the offering.

The common stock and warrants are being offered by Spherix pursuant to an effective registration statement on Form S-3 filed with the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering described above will be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus supplement and related prospectus can be obtained directly from Rodman & Renshaw, LLC at info@rodm.com or (212) 356-0549, or by mail at 1251 Avenue of the Americas, 20th floor, New York, NY 10020, or from the SEC’s website at www.sec.gov.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company under the name Biospherics Research.  The Company now leverages its scientific and technical expertise and experience through its two subsidiaries — Biospherics Incorporated and Spherix Consulting, Inc.  Biospherics is dedicated to developing and licensing/marketing proprietary therapeutic products for treatment of diabetes, metabolic syndrome and atherosclerosis.  Biospherics is actively seeking a pharmaceutical partner to continue the development of its Phase 3 compound for the treatment of diabetes, D-tagatose, while exploring new drugs and combinations for treatment of high triglycerides, a risk factor for atherosclerosis, myocardial infarction, and stroke.  Spherix’s Consulting subsidiary provides scientific and strategic support for suppliers, manufacturers, distributors and retailers of conventional foods, biotechnology-derived foods, medical foods, infant formulas, food ingredients, dietary supplements, food contact substances, pharmaceuticals, medical devices, consumer products and industrial chemicals and pesticides.  For more information, please visit www.spherix.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934.  Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of D-tagatose, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop D-tagatose may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

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